Exhibit 4.73

Execution Copy

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of December 20, 2019 by and among (i) BPGIC Holdings Limited, a Cayman Islands exempted company (“Seller”), (ii) Twelve Seas Sponsors I LLC, a Delaware limited liability company, the sponsor of Purchaser (“Sponsor”), (iii) Gregory Stoupnitzky (“Stoupnitzky”) and (iv) Suneel G. Kaji (“Kaji”, and collectively with Sponsor and Stoupnitzky, the “Holders”, and each individually, a “Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Business Combination Agreement (defined below).

WHEREAS, (i) Twelve Seas Investment Company, a Cayman Islands exempted company (“Purchaser”), (ii) Brooge Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iii) Brooge Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (iv) Brooge Petroleum And Gas Investment Company FZE, a company formed under the laws of the Fujairah Free Zone, UAE (the “Company”), and (v) Seller (as assignee of Brooge Petroleum and Gas Investment Company (BPGIC) PLC, a company formed under the laws of England and Wales, pursuant to the Assignment and Joinder to Business Combination Agreement dated as of November 19, 2019) are parties to that certain Business Combination Agreement, dated as of April 15, 2019 (as amended from time to time in accordance with the terms thereof, including without limitation by the First Amendment to Business Combination Agreement, dated as of September 16, 2019, the “Business Combination Agreement”), pursuant to which, among other matters, (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of the Company from Seller in exchange for ordinary shares of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Act;

WHEREAS, the Holders currently own an aggregate of 5,175,000 Purchaser Ordinary Shares (the “Founder Shares”), which shares were originally issued to Sponsor in a private placement prior to Purchaser’s initial public offering (the “IPO”);

WHEREAS, pursuant to the letter agreement, dated as of April 15, 2019 (the “Founder Share Letter”), by and among Purchaser, the Company and the Holders, the Holders agreed to forfeit 20% of the Founder Shares held by them (the “Forfeited Shares”) upon the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), and to deposit another 30% of such Founder Shares in escrow upon the Closing (the “Founder Escrow Shares”), with such Founder Escrow Shares subject to potential forfeiture in the event and to the extent that Seller does not achieve its earnout under the Business Combination Agreement and the related escrow agreement;

WHEREAS, simultaneously with the IPO, Sponsor purchased an aggregate of 529,000 of the Purchaser’s units in a private placement (the “Purchaser Private Units”), which Purchaser Private Units each consisted of (i) one Purchaser Ordinary Share, (ii) one warrant exercisable for one Purchaser Ordinary Share at $11.50 per share (a “Purchaser Private Warrant”), and (iii) one right to receive 1/10 of a Purchaser Ordinary Share upon consumption of the Business Combination (the “Purchaser Private Right”) (such securities comprising the Purchaser Private Units, including the shares underlying the Purchaser Private Warrants and the Purchaser Private Rights, collectively, the “Private Placement Securities”);

WHEREAS, the Business Combination Agreement requires as a condition of the Company, Pubco, Seller and Purchaser to consummate the Closing thereunder that the Holders be bound by the voting requirements set forth in this Agreement with respect to the Founder Shares owned by them (after giving effect to the forfeiture of the Forfeited Shares), the Private Placement Securities, and any securities of Purchaser or Pubco that the Holders or their Affiliates acquire or agree to acquire for any purpose up to and including the time of the Closing (such securities, collectively, the “Subject Shares”), and the Holders are willing to accept the terms of this Agreement with respect to such Subject Shares.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Covenant to Vote as Directed By Seller.

(a) Each Holder agrees, with respect to any of the Subject Shares owned by the Holder or its Affiliate, that from and after the Closing until the termination of this Agreement in accordance with the terms hereof (the “Voting Period”):

(i) at each meeting of the stockholders of Pubco (the “Pubco Stockholders”), and in each written consent or resolutions of Pubco Stockholders in which such Holder or its Affiliate holding Subject Shares (a “Covered Affiliate”) is entitled to vote, consent or approve, such Holder hereby unconditionally and irrevocably agrees to, and to cause its Covered Affiliates to, be present (whether in person or by proxy) for such meeting and vote their Subject Shares (in person or by proxy), as directed by Seller, or consent to any action by written consent or resolution with respect to all such matters, as directed by Seller; provided however, for the avoidance of doubt, Seller’s right to direct the consent or approval of the Private Placement Securities shall exclude any consent or approval rights with respect to the Purchaser Private Warrants unless and until they are exercised into Pubco Ordinary Shares;

(ii) Holder hereby appoints, and agrees to cause any Covered Affiliates to appoint, Seller as such Holder’s or its Covered Affiliates’ proxy and attorney-in-fact, with full power and resubstitution, to vote or act by written consent with respect to the Subject Shares owned by Holder or its Covered Affiliate, such proxy and limited power of attorney granted hereunder to be irrevocable and durable during the Voting Period, surviving the bankruptcy, death or incapacity of such Holder or its Covered Affiliate, and revoking any and all prior proxies granted by such Holder or its Covered Affiliate with respect to the matters contemplated hereunder; provided, that for the avoidance of doubt, the proxy and power of attorney granted hereunder will automatically terminate upon the end of the Voting Period;

(iii) to, and to cause its Covered Affiliates to, execute and deliver all reasonable and customary related documentation and take such other necessary reasonable and customary action in order to carry out the terms and provision of Sections 1(a)(i) and 1(a)(ii) above, including executing any actions by written consent of the Pubco Stockholders presented to such Holder or its Affiliate with respect to their Subject Shares during the Voting Period; and

(iv) not to deposit, and to cause its Covered Affiliates not to deposit, except as provided in this Agreement, any Subject Shares owned by such Holder or its Covered Affiliates in a voting trust or subject any of its Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares without the prior written consent of Seller (for the avoidance of doubt, the foregoing will not prevent Transfers to Affiliates or family trusts, so long as the Affiliate or family trust complies with the requirements of Section 2(a) below).

(b) Notwithstanding anything to the contrary contained in this Agreement, the restrictions set forth in this Agreement shall not apply to any Subject Shares that are transferred to an unaffiliated third party in a bona fide sale on the open market (an “Open Market Sale”). For the avoidance of doubt, the restrictions set forth in this Agreement will not apply to any (y) Forfeited Shares that are forfeited upon the Closing; or (z) any Founder Escrow Shares from the time upon which they are deemed forfeited under the relevant escrow agreement (i.e. the restrictions and requirements under this Agreement shall apply to such Founder Escrow Shares up until the time of such forfeiture). If any share certificates for the Subject Shares include any legends relating to the restrictions set forth in this Agreement, in the event that Holder notifies Pubco that it desires to effect an Open Market Sale not subject to the requirements of Section 2(a) below, Pubco shall promptly remove or cause its transfer agent to remove only such relevant restrictive legends on the share certificates for the Subject Shares subject to such Open Market Sale.

2. Other Covenants.

(a) Transfers. Each Holder agrees that during the Voting Period in the event of any sale, transfer, assignment or other disposition (including by gift, pledge or grant of security interest) other than an Open Market Sale (“Transfers”) (i) the restrictions in Section 1 above shall continue to apply to such Subject Shares during the Voting Period and (ii) such assignee or transferee, as a condition to such Transfer, shall assume in writing the obligations herein and agree to be bound by the terms of this Agreement with respect to such Subject Shares as if it were an original Holder hereunder.

(b) Changes to Subject Shares. In the event of a stock dividend or distribution paid in shares, or any change in the shares of capital stock of Pubco by reason of any stock dividend or distribution, stock split, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such shares issued in payment of stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

3. Representations, Warranties and Covenants of Holders. Each Holder hereby represents and warrants, severally but not jointly, to Seller as follows:

(a) Binding Agreement. If such Holder is an entity, (i) such Holder is duly organized and validly existing under the laws of the jurisdiction of its organization, (ii) such Holder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iii) the execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by such Holder has been duly authorized by all necessary action on the part of such Holder. This Agreement, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

(b) Ownership of Subject Shares. As of the date hereof, each Holder has beneficial ownership over the type and number of the Subject Shares set forth under such Holder’s name on the signature page hereto, is the lawful owner of such Subject Shares and has the sole power to vote or cause to be voted such Subject Shares.

(c) No Conflicts. No filing with, or notification to, any Governmental Authority, and no consent, approval, authorization or permit of any other Person is necessary for the execution of this Agreement by such Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby. None of the execution and delivery of this Agreement by such Holder, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby shall, (i) if such Holder is an entity, conflict with or result in any breach of the Organizational Documents of such Holder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material Contract to which such Holder is a party or by which such Holder or any of the Subject Shares may be bound, or (iii) violate any applicable Law or Order, except for any of the foregoing in clauses (i) through (iii) as would not reasonably be expected to impair such Holder’s ability to perform its obligations under this Agreement in any material respect.

(d) No Inconsistent Agreements. Each Holder hereby covenants and agrees that, except for this Agreement, such Holder (i) has not entered into, nor will enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Subject Shares inconsistent with such Holder’s obligations pursuant to this Agreement, and (ii) has not granted, nor will grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Subject Shares.

4. Miscellaneous.

(a) Termination. Notwithstanding anything to the contrary contained herein, this Agreement (along with any proxies or powers of attorney granted pursuant to this Agreement) shall automatically terminate, as between Seller and Holder, and neither Seller nor any Holder shall have any rights or obligations hereunder, upon the earlier to occur of (y) the mutual written consent of Seller and the Holders, and (z) with respect to any Holder, the date on which such Holder and its Affiliates no longer owns any Subject Shares. The termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against another party hereto or relieve such party from liability for such party’s breach of any terms of this Agreement prior to termination. To be clear, the terms of this Agreement shall continue as between Seller and any transferee further to Section 2(a) hereof.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and all obligations of each Holder are personal to such Holder and may not be assigned, transferred or delegated by a Holder without the prior written consent of Seller, and any purported assignment, transfer or delegation without such consent shall be null and void ab initio, provided that no such assignment shall relieve the assigning Party of its obligations hereunder; provided, that the foregoing will not restrict (i) any Open Market Sale on the terms and conditions of Section 1(b) or (ii) subject to the terms and conditions of Section 2(a) hereof, Transfers of Subject Shares.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement and any dispute or controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof.

(e) Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this paragraph) arising out of, related to, or in connection with this Agreement (a “Dispute”) shall be governed by this paragraph. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) business days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing rules and procedures (including any expedited procedures) of the ICC (the “ICC Procedures”). Any party involved in such Dispute may submit the Dispute to the ICC to commence the proceedings after the Resolution Period. To the extent that the ICC Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the ICC promptly (but in any event within five (5) business days) after the submission of the Dispute to the ICC and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under voting, shareholder and similar agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) business days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party subject to the Dispute to do, or to refrain from doing, anything consistent with this Agreement and applicable Law, including to perform its contractual obligation(s) and providing injunctive and other equitable relief; provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in London, United Kingdom. The language of the arbitration shall be English.

(f) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(f).

(g) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(h) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller to: BPGIC Holdings Limited P.O. Box 50170 Fujairah, United Arab Emirates Attn: Nicolaas Paardenkooper Telephone No.: +971-633-3149 Email: nico.paardenkooper@bpgic.com with a copy (which will not constitute notice) to:

K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
Attn: Robert S. Matlin, Esq.
Facsimile No.: (212) 536-3901
Telephone No.: (212) 536-3900
Email: Robert.Matlin@klgates.com

If to any Holder, to: the address set forth under such Holder’s name on the signature page hereto (for the avoidance of doubt, any recipient of a Transfer under Section 2(a) may provide a different address in its agreement to be bound by the terms of this Agreement).

(i) Amendments and Waivers. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Seller and the Holders. The terms of this Agreement may only be waived in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(j) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

(k) Specific Performance. Each party acknowledges that its obligations under this Agreement are unique, and recognizes that in the event of a breach of this Agreement by such party, money damages may be inadequate and the non-breaching party may not have adequate remedy at law. Accordingly, each party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(l) No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Holders, on one hand, and Seller, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among any of the parties hereto. Without limiting the generality of the foregoing sentence, each Holder (i) is entering into this Agreement solely on its own behalf and shall not have any obligation to perform on behalf of any other Holder or any other holder of Purchaser Ordinary Shares or Pubco Ordinary Shares or securities that have the right to acquire, convert into or that are exchangeable for the foregoing securities, or any liability (regardless of the legal theory advanced) for any breach of this Agreement by any other Holder or any other holder of any of the foregoing securities, and (ii) by entering into this Agreement does not intend to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable law. Each Holder has acted independently regarding its decision to enter into this Agreement. Nothing contained in this Agreement shall be deemed to vest in Seller any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares.

(m) Entire Agreement. This Agreement (together with the Business Combination Agreement to the extent referred to herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the post-Closing rights and obligations of the parties under the Business Combination Agreement or any Ancillary Document. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Seller or any of the obligations of any Holder under any other agreement between a Holder and Seller or any certificate or instrument executed by any Holder in favor of Seller, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Seller or any of the obligations of the Holders under this Agreement.

(n) Counterparts; Email. This Agreement may also be executed by electronic signature and delivered by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Remainder of Page Intentionally Left Blank; Signature Page Follows}

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

Seller:

BPGIC HOLDINGS LIMITED

By:	/s/ Nicolaas L. Paardenkooper
Name:	Nicolaas L. Paardenkooper
Title:	Director

{Signature Page to Voting Agreement}

Holders:

TWELVE SEAS SPONSORS I LLC

By:	/s/ Bryant Edwards
Name:	Bryant Edwards
Title:	Chief Operating Officer

Number and Type of Subject Shares:

Founder Shares: 5,075,000 (prior to forfeiture of the Forfeited Shares under the Founder Share Letter) Private Placement Securities:

- 529,000 Purchaser Ordinary Shares

- 529,000 Purchaser Rights that convert into 52,900 Purchaser Ordinary Shares at the Closing

- 529,000 Purchaser Private Warrants to acquire 529,000 Purchaser Ordinary Shares

Other Purchaser Securities Owned At or Prior to the Closing: 0

Address for Notice:

Address:	135 East 57th Street, 18th Floor
New York, New York 10022
Attention:	Stephen N. Cannon
Tel. No.:	+852 9500 2922
Email:	steve@twelveseascapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA

Attention:	Stuart Neuhauser, Esq. and Matthew A. Gray, Esq.
Fax No.:	(212) 370-7889
Tel. No.:	(212) 370-1300
Email:	sneuhauser@egsllp.com and mgray@egsllp.com

{Signature Page to Voting Agreement}

/s/ Gregory Stoupnitzky
Name:	Gregory Stoupnitzky

Number and Type of Subject Shares:

Founder Shares: 50,000 (prior to forfeiture of the Forfeited Shares under the Founder Share Letter)

Private Placement Securities: ___________

Other Purchaser Securities Owned At or Prior to the Closing: 0

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA

Attention:	Stuart Neuhauser, Esq. and Matthew A. Gray, Esq.
Fax No.:	(212) 370-7889
Tel. No.:	(212) 370-1300
Email:	sneuhauser@egsllp.com and mgray@egsllp.com

{Signature Page to Voting Agreement}

/s/ Suneel G. Kaji
Name:	Suneel G. Kaji

Number and Type of Subject Shares:

Founder Shares: 50,000 (prior to forfeiture of the Forfeited Shares under the Founder Share Letter)

Private Placement Securities: ____________

Other Purchaser Securities Owned At or Prior to the Closing: 0

Address for Notice:

Address:

Facsimile No.:
Telephone No.:
Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York  10105, USA

Attention:	Stuart Neuhauser, Esq. and Matthew A. Gray, Esq.
Fax No.:	(212) 370-7889
Tel. No.:	(212) 370-1300
Email:	sneuhauser@egsllp.com and mgray@egsllp.com

{Signature Page to Voting Agreement}